Exhibit (l.2)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

March 25, 2015

Calamos Dynamic Convertible and Income Fund

2020 Calamos Court

Naperville, Illinois 60563

Re:	Calamos Dynamic Convertible and Income Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Calamos Dynamic Convertible and Income Fund, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the proposed issuance of Shares of the Trust as contemplated by a proposed Underwriting Agreement (the “Underwriting Agreement”) among, inter alia, the Trust, Calamos Advisors LLC and Wells Fargo Securities, LLC (such Shares, the “Registered Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Second Amended and Restated Agreement and Declaration of Trust of the Trust dated as of February 9, 2015 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Pre-Effective Amendment No. 5 to Registration Statement No. 333-194565 under the Securities Act of 1933 and Registration Statement No. 811-22949 under the Investment Company Act of 1940 on Form N-2/A of the Trust to be filed with the Securities and Exchange Commission on or about the day hereof (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on March 11, 2014; the Agreement and Declaration of Trust of the Trust dated as of February 12, 2014 (the “Initial Governing Instrument”); the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 25, 2014 (the “A/R Governing Instrument”); the Governing Instrument; the Underwriting Agreement; resolutions adopted by the Board of Trustees (the “Board”) of the Trust at a meeting held on February 12, 2014 (the “Organizational Resolutions”); resolutions adopted by the Board at a meeting held on September 25, 2014 (the “September Board Resolutions” and together with the September Board Resolutions and Organizational Resolutions, the “Resolutions”); the By-Laws of the Trust (the “By-Laws” and, together with Governing Instrument, the Registration Statement, the Underwriting Agreement and the Resolutions, the “Governing Documents”). In such examinations, we have assumed the genuineness of all signatures, the conformity to original

Calamos Dynamic Convertible and Income Fund

March 25, 2015

documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the due adoption by the Board of Trustees of the Resolutions) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for the Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Trust or any Series or Class thereof; (v) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Initial Governing Instrument, the A/R Governing Instrument and the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (viii) the taking of all appropriate action by the Trustees to designate Series and Classes of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument; (ix) that prior to the first issuance of the Registered Shares, the Trust’s Executive Committee will determine the number of Registered Shares to be issued and the public offering price of such Registered Shares and will take all other actions contemplated by the September Board Resolutions; (x) that the required consideration for the Shares is paid in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and that the Shares are otherwise issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; and (xi) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Registered Shares, when issued and delivered in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares.

Calamos Dynamic Convertible and Income Fund

March 25, 2015

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering
Louis G. Hering